  Exhibit 10.8

[Date of Award]

[Name]
[Street]
[City, State]

Dear [Name]:

RE:
Employee Stock Option Award Agreement (“Agreement”)

Exactus, Inc. (the “Company”) has designated you to be a recipient of a Non-Qualified Stock Option to purchase shares of the common stock of the Company, (“Common Stock”), subject to the employment-based vesting restrictions and other terms set forth in this Agreement and in the Exactus, Inc. 2016 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

The grant of this Non-Qualified Stock Option is made pursuant to the Plan. The Plan is administered by the Administrator (as defined in the Plan). The terms of the Plan are incorporated into this Agreement and in the case of any conflict between the Plan and this Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1.           Grant. In consideration of your agreements contained herein, the Company hereby grants to you a Non-Qualified Stock Option to purchase from the Company [______] shares of Common Stock at $[____] per share (the “NSO”). The exercise price of the NSO is equal to the closing price of the Common Stock on the OTCQB exchange on [_____________] (the “Grant Date”) or, if the Common Stock was not so traded on such date, the reported “closing” price of a shares of Common Stock on the most recent preceding day on which the Common Stock was so traded.

2.           Vesting. The grant of the NSO is subject to the following terms and conditions:

(a)           The NSO with respect to the number of shares set forth below shall vest, and shall be exercisable, upon your continued employment with the Company (or any Related Company) through the following Vesting Dates:

Vesting Date	Number of shares of Common Stock for which NSO shall become vested and exercisable on Vesting Date
December 31, 2017	[50% total shares]
The first day of each month during the period beginning on January 1, 2018 and ending December 1, 2020.	[1/36th of remaining 50% of total shares]

 (b)           Upon a Change in Control of the Company (as defined in the Plan) the NSO shall become 100% vested and exercisable to the extent not already vested and exercisable.

(c)           If you die or become Disabled (as determined by the Committee) while you are employed by the Company (or any Related Company) and your employment with the Company (or any Related Company) is terminated as a result of such death or Disability and you are not otherwise 100% vested in the NSO, the NSO shall be vested with respect to a number of shares of Common Stock (including the number of shares with respect to which the NSO is already vested under this Agreement) equal to the total number of shares listed above in Section 1 multiplied by a fraction (not to exceed 1), the numerator of which is the number of full months elapsed from the Grant Date until the date of your death or Disability, and the denominator of which is the number of months between the Grant Date and the final Vesting Date listed in the table in Section 2(a).

(d)           Notwithstanding the foregoing, you must be employed by the Company (or any Related Company) on the relevant Vesting Date for the NSO to vest. If your employment with the Company (or any Related Company) terminates for any reason, any rights you may have under the NSO and this Agreement with regard to any unvested portion of the NSO and the shares covered by such unvested portion of the NSO shall be null and void.

3.
Exercise.

(a)           Except as otherwise stated in this Agreement and in the Plan, the vested portion of the NSO may be exercised, in whole or in part, from the respective Vesting Date described above until the earliest of (i) ten years and one day following the Grant Date, or (ii) the end of the applicable period set forth in subsection (b) below. Any portion of the NSO that is not exercised prior to its expiration shall be forfeited.

(b)           Except as otherwise stated in this section, the NSO may be exercised only while you are employed by the Company (or any Related Company). The exercisability of the NSO after you have ceased to be employed by the Company (or any Related Company) is subject to the following terms and conditions:

(i)
If your employment by the Company (or any Related Company) is terminated by you or the Company (or any Related Company) for any reason other than your death or Disability, you may exercise any or all of the NSO that is then fully vested and exercisable within three months after your employment by the Company (or any Related Company) terminates.

(ii)
If you become Disabled while employed by the Company (or any Related Company), you may exercise any or all of the NSO that is then fully vested and exercisable within one year after your employment by the Company (or any Related Company) terminates on account of Disability. The Committee shall, in its discretion, determine whether you are Disabled.

(iii)
If you die while you are employed by the Company (or any Related Company), the person to whom your rights under the NSO shall have passed by will or by the laws of distribution may exercise any or all of the NSO that is then fully vested and exercisable within one year after your death.

4.
Payment Under NSO. You may exercise the vested portion of the NSO in whole or in part, but only with respect to whole shares of Common Stock. You may make payment of the NSO price in cash, in shares of Common Stock that you already own, in any combination of cash and shares of Common Stock, or by net exercise. If you deliver shares of Common Stock to make any such payment or make payment by net exercise, the shares shall be valued at the Fair Market Value (as defined in the Plan) thereof on the date you exercise the NSO.

5.           Transferability of NSO. The NSO is not transferable by you (other than by will or by the laws of descent and distribution) and, except as otherwise stated in this Agreement, may be exercised during your lifetime only by you.

6.
Fractional Shares. A fractional share of Common Stock will not be issued and any fractional shares may be disregarded by the Company.

7.           Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company's capitalization without the receipt of consideration by the Company, the number and kind of shares with respect to which you have an unexercised NSO and the exercise price shall be proportionately adjusted by the Committee, whose determination shall be binding.

8.           Exercise. To exercise the NSO, you must deliver to the Corporate Secretary of the Company written notice stating the number of shares you have elected to purchase and arrange for payment to the Company as described in Section 4 above. Notwithstanding the provisions of Section 9, such notice may be sent to the Corporate Secretary via e-mail.

9.           Notice. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Corporate Secretary at 4870 Sadler Road, Glen Allen, Virginia 23060. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

10.           Applicable Withholding Taxes. By your acceptance of this Agreement, you agree to pay to the Company the amount that must be withheld under federal, state and local income and employment tax laws or to make arrangements satisfactory to the Company for the payment of such taxes.

11.           Applicable Securities Laws. You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay delivery of the shares purchased pursuant to the exercise of the NSO until you have executed such indication or agreements.

12.
Acceptance of NSO. This Agreement deals only with the NSO you have been granted and not its exercise. Your acceptance of the NSO, which shall be deemed to take place when you sign this Agreement, places no obligation or commitment on you to exercise the NSO. By signing this Agreement, you indicate your acceptance of the NSO and your agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s stock option agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the NSO reflected in this Agreement will not be exercisable as an Option if you do not accept this Agreement within thirty days of the Grant Date.

13.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and the successors of the Company (or any Related Company. Any references herein to the Company (or any Related Company) shall include any successor company to either.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Stock Option Award Agreement to be signed, as of this _____ date of _______________, ___________.

EXACTUS, INC.

By:__________________________________
Name:
Its:

Agreed and Accepted:

________________________________
[Name of Grant Recipient]

________________________________
[Date]